EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made effective January 1, 2008 (the “Effective Date”), between SANDRIDGE ENERGY, INC., a Delaware corporation (the “Company”), and EXECUTIVE’S FIRST NAME, M.I., LAST NAME, an individual (the “Executive”).
WITNESSETH :
     WHEREAS, the Company and the Executive desire to set forth the terms of their agreements relating to the employment of Executive by the Company; and
     NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive agree as follows:
     1. Employment. The Company hereby employs the Executive and the Executive hereby accepts such employment subject to the terms and conditions contained in this Agreement. The Executive is engaged as an employee of the Company and the Executive and the Company do not intend to create a joint venture, partnership or other relationship that might impose a fiduciary obligation on the Executive or the Company in the performance of this Agreement, other than as an officer of the Company.
     2. Executive’s Duties. The Executive is employed on a full-time basis. Throughout the term of this Agreement, the Executive will use his/her best efforts and due diligence to assist the Company in the objective of achieving the most profitable operation of the Company and the Company’s affiliated entities consistent with developing and maintaining a quality business operation. The Executive shall also devote all of Executive’s working time, attention and energies to the performance of Executive’s duties and responsibilities under this Agreement.
     2.1 Specific Duties. During the term of this Agreement, the Executive will serve as the Executive’s Job Title for the Company. The Executive will perform all of the services required to fully and faithfully execute the position to which the Executive is appointed and such other services as may be assigned by the Company’s Board of Directors in their sole discretion. The Executive agrees to use the Executive’s best efforts to perform all of the services required to fully and faithfully execute the offices and positions to which the Executive is appointed and elected. In addition, the precise duties to be performed by Executive may be changed or curtailed in the sole discretion of the Board of Directors of the Company.
     2.2 Rules and Regulations. From time to time, the Company may issue policies and procedures applicable to employees and the Executive including an employment policies manual. The Executive agrees to comply with such policies and procedures, except to the extent such policies are inconsistent with this Agreement. Such policies and procedures may be supplemented, modified, changed or adopted without notice in the sole discretion of the

Company at any time. In the event of a conflict between such policies and procedures and this Agreement, this Agreement will control unless compliance with this Agreement will violate any law or regulation applicable to the Company or its affiliated entities.
     3. Other Activities. The Executive shall not engage in any business activity that in the judgment of the Board conflicts with the Executive’s duties hereunder, whether or not such activity is pursued for gain, profit, or other pecuniary advantage. In addition, except for the activities permitted under paragraph 3.1 of this Agreement or approved by the Board of Directors in writing, the Executive will not: (a) engage in activities which require such substantial services on the part of the Executive that the Executive is unable to perform the duties assigned to the Executive in accordance with this Agreement; (b) serve as an officer or director of any publicly held entity; or (c) directly or indirectly invest in, participate in or acquire an interest in any oil and gas business, including, without limitation, (i) producing oil and gas, (ii) drilling, owning or operating oil and gas leases or wells, (iii) providing services or materials to the oil and gas industry, (iv) marketing or refining oil or gas, or (v) owning any interest in any corporation, partnership, company or entity which conducts any of the foregoing activities. The limitations in this paragraph 3 will not prohibit an investment by the Executive in publicly traded securities. The Executive is not restricted from maintaining or making investments, or engaging in other businesses, enterprises or civic, charitable or public service functions if such activities, investments, businesses or enterprises do not result in a violation of clauses (a) through (c) of this paragraph 3. Notwithstanding the foregoing, the Executive will be permitted to participate in the activities set forth in Section 3.1 that will be deemed to be approved by the Company, if such activities are undertaken in strict compliance with this Agreement.
     3.1 Royalty Interests and Gifts. The foregoing restriction in clause (c) will not prohibit the ownership of royalty interests where the Executive owns or previously owned the surface of the land covered by the royalty interest and the ownership of the royalty interest is incidental to the ownership of the surface estate or the ownership of royalty, overriding royalty or working interests that are received by gift or inheritance subject to disclosure by Executive to the Company in writing.
     4. Executive’s Compensation. The Company agrees to compensate the Executive as follows:
     4.1 Base Salary. Executive will be paid a base salary (the “Base Salary”) in an annual rate of not less Dollar Amount Dollars ($xxxx.00), which will be paid to the Executive in installments consistent with the Company’s customary payroll practices, beginning January 23, 2008 during the term of this Agreement.
     4.2 Bonus. In addition to the Base Salary described at paragraph 4.1 of this Agreement, the Company may periodically pay bonus compensation to the Executive. Any bonus compensation will be paid by separate check apart
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from Executive’s Base Salary less appropriate deductions pursuant to Internal Revenue Service guidelines. In order to be entitled to the bonus compensation set forth herein and any future bonuses, Executive must be an active full-time employee of the Company on the date the bonus is to be paid. Upon notice of intent to separate employment or separation of employment for any reason prior to the date any bonuses are paid, Executive shall not be eligible for any pro rata bonus compensation. Executive recognizes and acknowledges that except as provided above, the award of bonus is not guaranteed or promised in any way. Any additional bonus compensation will be at the absolute discretion of the Company in such amounts and at such times as the Board of Directors of the Company (or a Compensation Committee thereof) may determine.
     4.3 Equity Compensation. In addition to the compensation set forth in paragraphs 4.1 and 4.2 of this Agreement, the Executive may periodically be granted awards of Company restricted stock under and subject to the Company’s equity compensation plans (the “Equity Compensation Plans”). Such equity compensation will vest over a four (4) year period which begins to run from the date of each grant. In order to be entitled to the award of equity compensation, the Executive must be an active full-time employee of the Company on the grant date. Further, the terms and provisions of the Equity Compensation Plans control and direct the award of Company restricted stock.
     4.4 Benefits. The Company agrees to extend to the Executive retirement benefits and deferred compensation (if any and if made available) and reimbursement of reasonable expenditures. The Company will also provide the Executive the opportunity to apply for coverage under the Company’s medical, life and disability plans, if any. If the Executive is accepted for coverage under such plans, the Company will provide such coverage on the same terms as is customarily provided by the Company to the plan participants as modified from time to time. The Executive is subject to all of the terms and provisions of the Company’s benefit plans or policies.
     4.5 Paid Time Off. The Executive shall be eligible for thirty (30) days of Paid Time Off (“PTO”) each continuous year of employment during the term of this Agreement under the Company’s PTO policy. Such PTO shall be calculated from the Executive’s original date of hire. No additional compensation will be paid for failure to take PTO and no PTO may be carried forward from one twelve (12) month period to another.
     4.6 Membership Dues. The Company will reimburse the Executive for: (a) the monthly dues necessary to maintain a full membership in a club in the Oklahoma City area selected by the Executive in an amount not to exceed Seven Hundred Fifty Dollars ($750.00) per month; and (b) the reasonable cost of any approved business entertainment at such club. All other costs, including, without implied limitation, any initiation costs, initial membership costs, personal use and business entertainment unrelated to the Company will be the sole obligation of
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the Executive and the Company will have no liability with respect to such amounts.
     5. Term. The employment relationship evidenced by this Agreement is an “at will” employment relationship and the Company reserves the right to terminate the Executive at any time with or without cause. In the absence of termination as set forth in paragraph 6 below, this Agreement will extend for a term commencing on the Effective Date, and ending on December 31, 2009 (the “Expiration Date”). Unless the Company provides thirty (30) days prior written notice of non-extension to the Executive, on or before the Expiration Date, the term and the Expiration Date will be automatically extended for one (1) additional year from the Expiration Date.
     6. Termination. This Agreement will continue in effect until the expiration of the term stated in paragraph 5 of this Agreement unless earlier terminated pursuant to this paragraph 6.
          6.1 Termination by Company. The Company will have the following rights to terminate Executive’s employment:
     6.1.1 Termination without Cause. The Company may terminate Executive’s employment without Cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than ten (10) days after the date of such notice (the “Termination Date”). In the event the Executive is terminated without Cause (other than a CC Termination under paragraph 6.3 of this Agreement), the Executive will receive as termination compensation a lump sum payment equal to twelve (12) months Base Salary (as in effect on the Termination Date). If on the Termination Date, the Executive is a “specified employee” as defined in regulations under Section 409A of the Code, such payment will commence on the first payroll payment date which is more than six months following the Termination Date. The right to the foregoing termination compensation set forth above is subject to the Executive’s execution of the Company’s severance agreement which will operate as a release of all legally waivable claims against the Company. Such payment is further conditioned upon the Executive’s compliance with all of the provisions of this Agreement, including all post-employment obligations.
     6.1.2 Termination for Cause. The Company may terminate the employment of the Executive hereunder at any time for Cause (as hereinafter defined) (such a termination being referred to in this Agreement as a “Termination For Cause”) by giving the Executive written notice of such termination, which shall take effect immediately upon the giving of such notice to the Executive. As used in this Agreement, “Cause” means (A) the Executive’s material breach or threatened breach of this Agreement; (B) the Executive fails to substantially perform the
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Executive’s duties hereunder; (C) the misappropriation or fraudulent conduct by the Executive with respect to the assets or operations of the Company or any of its subsidiaries or affiliated companies; (D) the Executive’s willful disregard of the instructions of the Board or the Executive’s material neglect of duties or failure to act, other than by reason of disability or death; (E) the Executive’s personal misconduct which substantially injures the Company; or (F) the conviction of the Executive for, or a plea of guilty or no contest to, a felony or any crime involving fraud, theft or dishonesty. In the event Executive’s employment is terminated for Cause, the company will not have any obligation to provide any further payments or benefits to the Executive after the effective date of such termination.
     6.2 Termination by Executive. The Executive may voluntarily terminate his employment with or without Cause by the service of written notice of such termination to the Company specifying an effective date of such termination thirty (30) days after the date of such notice. The Company may in its sole discretion, elect to waive all or any part of the 30-day notice period with no further obligations being owed to the Executive by the Company. In the event employment is terminated by the Executive, neither the Company nor the Executive will have any further obligations hereunder, except for any obligations which expressly survive termination of employment including Sections 7, 8, 9, 10, 11, 12 and 13.
     6.3 Termination After Change in Control. If during the term of this Agreement there is a “Change of Control” and within one (1) year thereafter there is a CC Termination (as hereafter defined), then the Executive will be entitled to a severance payment (in addition to any other rights and other amounts payable to the Executive under Section 6.7 or under Company plans in which Executive is a participant) payable in a lump sum in cash within 10 days following the CC Termination in an amount equal to the sum of the following: (a) two (2) times the Executive’s Base Salary for the last 12 calendar months ending immediately prior to the CC Termination and bonus paid during such 12 month period pursuant to Section 4.2 (based on the average of the last three years’ annual bonuses or such lesser number of years as Executive may have been employed). If the foregoing amount is not paid within ten (10) days after the CC Termination, the unpaid amount will bear interest at the per annum rate of 12%. The right to the foregoing termination compensation under clause (a) above is subject to the Executive’s execution of the Company’s severance agreement which will operate as a release of all legally waivable claims against the Company. Such payment is further conditioned upon the Executive’s compliance with all of the provisions of this Agreement, including all post-employment obligations. Notwithstanding the foregoing, if at the time of a CC Termination, the Executive is a “specified employee” as defined in regulations under Section 409A of the Code, such payment will be made on the first day which is more than six months following the CC Termination. In connection with
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any Change of Control, the Company shall obtain the assumption of this Agreement, without limitation or reduction, by any successor to the Company or any parent corporation of the Company.
     6.3.1 Change of Control. For the purpose of this Agreement, a “Change of Control” means the occurrence of any of the following:
     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), other than Executive or his affiliates or Tom L. Ward or his affiliates (the “Exempt Persons”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this paragraph (a) the following acquisitions by a Person will not constitute a Change of Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c) of this paragraph 6.3.1.
     (b) The individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors. Any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof.
     (c) The consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more
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than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) other than one or more of the Exempt Persons beneficially owns, directly or indirectly, 40% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.
     (d) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     6.3.2 CC Termination. The term “CC Termination” means any of the following: (a) the Executive’s employment is terminated by the Company other than under paragraphs 6.1.2, 6.4 or 6.5; or (b) the Executive resigns as a result of a change in the Executive’s duties or title, a reduction in the Executive’s then current Base Salary or a significant reduction in the Executive’s then current benefits as provided in Section 4, a relocation of more than 25 miles from the Executive’s then current place of employment being required by the Board of Directors or a default by the Company under this Agreement.
     6.4 Incapacity of Executive. If the Executive suffers from a physical or mental condition, which in the reasonable judgment of the Company’s Board of Directors, prevents the Executive in whole or in part from performing the duties specified herein for a period of sixteen (16) consecutive weeks, the Executive’s employment may be terminated by the Company, in which event, the Company will pay Executive the equivalent of six (6) months Base Salary in effect on the date of termination. If, on the termination date, the Executive is a “specified employee” as defined in regulations under Section 409A of the Code, such payment will commence on the first payroll payment date which is more
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than six months following the termination date. Notwithstanding the foregoing, the amount payable hereunder will be reduced by any benefits payable under any disability plans provided by the Company under paragraph 4.4 of this Agreement. The right to the compensation due under this paragraph 6.4 is subject to the execution by the Executive or the Executive’s legal representative of the Company’s severance agreement which will operate as a release of all legally waivable claims against the Company. In applying this section, the Company will comply with any applicable legal requirements, including the Americans with Disabilities Act.
     6.5 Death of Executive. If the Executive dies during the term of this Agreement, Executive’s employment will terminate without compensation to the Executive’s estate except: (a) the obligation to continue the Base Salary payments under paragraph 4.1 of this Agreement for twelve (12) months after the effective date of such termination.
     6.6 Effect of Termination. The termination of Executive’s employment will terminate all obligations of the Executive to render services on behalf of the Company. The Executive will maintain the confidentiality of all information acquired by the Executive during the term of his employment in accordance with paragraph 7 of this Agreement and the Executive shall comply with all other post employment requirements including paragraphs 7, 8, 9, 10, 11, 12 and 13. Except as otherwise provided in this paragraph 6, no accrued bonus, severance pay or other form of compensation will be payable by the Company to the Executive by reason of the termination of his employment. All keys, entry cards, credit cards, files, records, financial information, furniture, furnishings, computers, equipment, supplies and other items relating to the Company will remain the property of the Company. The Executive will have the right to retain and remove all personal property and effects that are owned by the Executive and located in the offices of the Company. All such personal items will be removed from such offices no later than ten (10) days after the effective date of termination, and the Company is hereby authorized to discard any items remaining and to reassign the Executive’s office space after such date. Prior to the effective date of termination, the Executive will cooperate with the Company to provide for the orderly separation of the Executive’s employment.
     6.7 Equity Compensation Provisions. Notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity based compensation, in the event of a termination under paragraph 6.3 of this Agreement, or in the event of a termination under paragraph 6.1.1 of this Agreement if at the time of such termination Tom L. Ward is not the Chairman and Chief Executive Officer of the Company: (a) all units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock granted and held by Executive immediately prior to such termination will immediately become 100%
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vested; and (b) the Executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for Executive’s termination of employment. To the extent Company is unable to provide for one or both of the foregoing rights the Company will provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such units, stock options, incentive stock options, performance shares, stock appreciation rights and shares of restricted stock (the “Equity Compensation Rights”) with the foregoing rights as of the date of Executive’s termination of employment and the total value of the Equity Compensation Rights without the foregoing rights as of the date of the Executive’s termination of employment. The foregoing amounts will be determined by the Board of Directors in good faith based on a valuation performed by an independent consultant selected by the Board of Directors and the cash payment, if any, will be paid in a lump sum in the case of a termination under Section 6.1.1, at the same time as the severance payment is otherwise due under such Section, and in the case of a termination under Section 6.3, at the same time the payment is due under such Section. The right to the foregoing termination compensation under clauses (a) and (b) above is subject to the Executive’s execution of the Company’s severance agreement which will operate as a release of all legally waivable claims against the Company. Such payment is further conditioned upon the Executive’s compliance with all of the provisions of this Agreement, including all post-employment obligations.
     7. Confidentiality. The Executive recognizes that the nature of the Executive’s services are such that the Executive will have access to information which constitutes trade secrets, is of a confidential nature, is of great value to the Company or is the foundation on which the business of the Company is predicated. The Executive agrees not to disclose to any person other than the Company’s employees or the Company’s legal counsel or other parties authorized by the Company to receive confidential information (“Confidential Information”) nor use for any purpose, other than the performance of this Agreement, any Confidential Information. Confidential Information includes data or material (regardless of form) which is: (a) a trade secret; (b) provided, disclosed or delivered to Executive by the Company, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any customer, borrower or business associate of the Company or any public authority having jurisdiction over the Company of any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of Executive or the Company (whether or not such information was developed in the performance of this Agreement) with respect to the Company or any assets oil and gas prospects, business activities, officers, directors, employees, borrowers or customers of the foregoing. However, Confidential Information will not include any information, data or material which at the time of disclosure or use was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party, or was otherwise developed or obtained independently by the person to whom disclosed without a breach of this
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Agreement. On request by the Company, the Company will be entitled to a copy of any Confidential Information in the possession of the Executive. The provisions of this paragraph 7 will survive the termination, expiration or cancellation of Executive’s employment for a period of one (1) year after the date of termination. The Executive will deliver to the Company all originals and copies of the documents or materials containing Confidential Information. For purposes of paragraphs 7, 8, and 9 of this Agreement, the Company expressly includes any of the Company’s subsidiaries or affiliates.
     8. Non-Solicitation. The Executive agrees that during the Non-Solicitation Period (as hereafter defined), Executive will not directly, either personally or by or through his agent, on behalf of himself or on behalf of any other individual, association or entity, (i) use any of the Confidential Information for the purposes of calling on any established customer of the Company or soliciting or inducing any of such customers to acquire, or providing to any of such customers, any product or service provided by the Company or any affiliate or subsidiary of the Company; (ii) solicit, influence or encourage any established customer of the Company to divert or direct such customer’s business to the Executive or any person or entity by which or with which the Executive is employed, associated, affiliated or otherwise related; or (iii) solicit, divert or attempt to solicit or divert any entity which has been identified and contacted by the Company, either directly or through such entity’s agent(s), with respect to a possible acquisition by the Company. For the purposes hereof, the term “Non-Solicitation Period” shall mean a period of six (6) months after Executive’s employment ceases for any reason.
     9. Non-Interference. The Executive agrees that during the Non-Interference Period (as hereafter defined) he will not, directly or indirectly, either personally or by or through his agent, on behalf of himself or on behalf of any other individual, association or entity, hire, solicit or seek to hire any employee of the Company or any affiliate or subsidiary of the Company, or any individual who was an employee of the Company or any affiliate or subsidiary of the Company during the twelve-month period prior to the Termination Date, or in any other manner attempt, directly or indirectly, to persuade any such employee to discontinue his or her status of employment with the Company or any affiliate or subsidiary of the Company or to become employed in a business or activities likely to be competitive with the business of the Company or any affiliate or subsidiary of the Company. For the purposes hereof, the term “Non-Interference Period” shall mean a period of six (6) months after Executive’s employment ceases for any reason.
     10. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision
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in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
     11. Remedies. The Executive acknowledges and understands that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company or any of its Subsidiaries irreparable harm. In the event of a breach or threatened breach by the Executive of the provisions of this Agreement, the Company or any of its subsidiaries or affiliates shall be entitled to an injunction restraining the Executive from such breach. In addition to the foregoing and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available, if the Executive violates any provision of Paragraphs 7, 8 or 9 hereof, any compensation or severance payments then or thereafter due from the Company to the Executive shall be terminated forthwith and the Company’s obligation to pay and the Executive’s right to receive such compensation as severance payments shall terminate and be of no further force or effect, in each case without limiting or affecting the Executive’s obligations under such Paragraphs 7, 8 and 9 or the Company’s or its subsidiaries’ or affiliates’ other rights and remedies available at law or equity. Nothing contained in this Agreement shall be construed as prohibiting the Company or any of its subsidiaries or affiliates from pursuing, or limiting the Company’s or any of its subsidiaries’ or affiliates’ ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by the Executive. The provisions of Paragraph 13 of this Agreement relating to arbitration shall not be applicable to the Company to the extent it seeks an injunction in any court to restrain the Executive from violating Paragraphs 7, 8 or 9 hereof.
     12. Proprietary Matters.
     12.1 The Executive acknowledges and agrees that the Company owns all right, title and interest (including patent rights, copyrights, trade secret rights, trademark rights and all other intellectual and industrial property rights) relating to any and all inventions (whether or not patentable), works of authorship, design, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by the Executive during the term of this Agreement which are useful in, or directly or indirectly related to, the business of the Company or any Confidential Information (collectively, the “Proprietary Rights”). The Executive further acknowledges and agrees that all such Proprietary Rights are “works made for hire” of which the Company is the author. The Executive agrees to promptly disclose and provide all Proprietary Rights to the Company; provided, in the event the Proprietary Rights shall not be deemed to constitute “works made for hire,” or in the event the Executive should, by operation of law or otherwise, be deemed to retain any rights in the Proprietary Rights, the
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Executive agrees to assign to the Company, without further consideration, the Executive’s entire right, title and interest in and to each and every such Proprietary Right.
     12.2 The Executive hereby agrees to assist Company in obtaining and enforcing United States and/or foreign letters patent and copyright registrations covering the Proprietary Rights and further agrees that Executive’s obligation to assist Company shall continue beyond the termination of Executive’s employment hereunder. If Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions assigned to Company, then Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact to act for and on Executive’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to Company any and all claims of any nature whatsoever which Executive now or hereafter may have for infringement of any patent or copyright resulting from any such application for letters patent or copyright registrations assigned hereunder to Company. Executive will further assist Company in every lawful way to enforce any copyrights or patents obtained, including without limitation, testifying in any suit or proceeding involving any of the copyrights or patents or executing any documents deemed necessary by Company, all without further consideration except as contemplated by the immediately following sentence but at the expense of Company. If Executive is called upon to render such assistance after termination of Executive’s employment hereunder, then Executive shall be entitled to a fair and reasonable per diem fee (which shall not be less than Executive’s equivalent daily Base Salary) in addition to reimbursement of any expenses incurred at the request of Company.
     13. Arbitration. Any dispute between the parties out of or related to this Agreement or the employment relationship, whether arising during the term of this Agreement or afterwards, and involving a claim for money damages shall be subject to binding arbitration and resolved pursuant to the rules of the American Arbitration Association. All arbitration shall be final and binding and shall be governed by the Federal Arbitration Act and the arbitration decision shall be enforceable in any court of competent jurisdiction. This obligation to arbitrate shall survive even if this Agreement shall be alleged to be rescinded or terminated. The arbitration hearing shall be convened in Oklahoma City, Oklahoma. The Company will pay the costs and expenses of the arbitration including, without limitation, the fees for the arbitrators.
     14. Miscellaneous. The parties further agree as follows:
     14.1 Time. Time is of the essence of each provision of this Agreement.
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     14.2 Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when received by personal delivery, by facsimile, by overnight courier, or by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To the Company:	SandRidge Energy, Inc.
1601 N.W. Expressway, Suite 1600
Oklahoma City, OK 73118
Attn: Mary L. Whitson

To the Executive:	Executive’s First Name M.I. Last Name
Address
City, State Zip
     14.3 Assignment. Neither this Agreement nor any of the parties’ rights or obligations hereunder can be transferred or assigned without the prior written consent of the other parties to this Agreement.
     14.4 Construction. If any provision of this Agreement or the application thereof to any person or circumstances is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. This Agreement is intended to be interpreted, construed and enforced in accordance with the laws of the state of Oklahoma
     14.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein contained, and no modification hereof will be effective unless made by a supplemental written agreement executed by all of the parties hereto.
     14.6 Binding Effect; Third Party Beneficiary; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective affiliates, officers, employees, agents, successors and assigns (including, in the case of the Company or any of its subsidiaries or affiliated companies, the successor to the business of the Company as a result of the transfer of all or substantially all of the assets or capital stock of the Company or any of its subsidiaries or affiliates); provided, that the Executive may not assign this Agreement or any of his rights or interests herein, in whole or in part, to any other person or entity without the prior written consent of the Company.
     14.7 Supercession. This Agreement is the final, complete and exclusive expression of the agreement between the Company and the Executive
SVP Standard Agreement 01-01-08

and supersedes and replaces in all respects any prior oral or written employment agreements. On execution of this Agreement by the Company and the Executive, the relationship between the Company and the Executive after the effective date of this Agreement will be governed by the terms of this Agreement and not by any other agreements, oral or otherwise.
     14.8 Non-Contravention. Executive represents and warrants to the Company that the execution and performance of this Agreement will not violate, constitute a default under, or otherwise give rights to any third party, pursuant to the terms of any Agreement to which Executive is a party.
     14.9 Indemnity. EXECUTIVE AGREES TO INDEMNIFY AND HOLD HARMLESS THE COMPANY, ITS DIRECTORS, OFFICERS AND EMPLOYEES AND AGENTS (THE “INDEMNIFIED PARTIES”) AGAINST ANY LOSS, CLAIM, DAMAGE, LIABILITY OR EXPENSE, AS INCURRED, (“LOSS”) TO WHICH THE INDEMNIFIED PARTIES MAY BECOME SUBJECT OR INCUR, INSOFAR AS SUCH LOSS ARISES OUT OF OR IS BASED UPON ANY INACCURACY IN ANY REPRESENTATION OR WARRANTY GIVEN BY EXECUTIVE IN THIS AGREEMENT AND TO REIMBURSE THE INDEMNIFIED PARTIES FOR ANY AND ALL EXPENSES (INCLUDING THE FEES AND DISBURSEMENTS OF COUNSEL CHOSEN BY THE INDEMNIFIED PARTIES) AS SUCH EXPENSES ARE REASONABLY INCURRED BY THE INDEMNIFIED PARTIES IN CONNECTION WITH INVESTIGATING, DEFENDING, SETTLING, COMPROMISING OR PAYING ANY SUCH LOSS.
     14.10 Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent any benefit paid under this Agreement shall be subject to Section 409A of the Code, such benefit shall be paid in a manner that will comply with Section 409A, including any IRS 409A Guidance. Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by the IRS 409A Guidance.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement effective the date first above written.
[SIGNATURES ON FOLLOWING PAGE]
SVP Standard Agreement 01-01-08

SANDRIDGE ENERGY, INC.
By:
Tom L. Ward
Chief Executive Officer

(the “Company”)
By
Executive’s First M.I. Last Name
(the “Executive”)

SVP Standard Agreement 01-01-08

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